UPDATED CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount To	Offering Price	Aggregate Offering	Amount of
Securities To Be Registered	Be Registered	per Unit	Price	Registration Fee

Notes offered hereby	$10,000,000.00	100.00%	$10,000,000.00	$393.00(1)

(1)
The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of 17,431.21 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $393.00 registration fee for this offering, $17,038.21 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 309 dated October 16, 2008 to Prospectus Supplement and Prospectus dated February 5, 2007 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(3) Registration No. 333-140456
EKSPORTFINANS ASA
$10,000,000.00 Principal Protected
Exchangeable Notes Linked to the Common Stock of MasterCard Incorporated
due December 30, 2038
This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of notes. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of notes. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA

Agent:	Wachovia Capital Markets, LLC. The agent may make sales through its affiliates or selling agents.

Principal Amount:	Each note will have a principal amount of $1,000.00. Each note will be offered at an initial public offering price of $1,000.00.

Maturity Date:	December 30, 2038

Interest Rate:	59.00% per annum from and including October 23, 2008 to but excluding December 30, 2008.

No interest will accrue on the notes on or after December 30, 2008.

Interest Payment Date:	December 30, 2008

Underlying Stock:	The return on the notes is linked to the performance of the common stock of MasterCard Incorporated (ISIN: US57636Q1040; NYSE symbol: MA), which we refer to as the underlying stock. MasterCard Incorporated (the underlying stock issuer) has no obligations relating to, and does not sponsor or endorse, the notes.

Payment at Maturity:	On the maturity date, unless you have previously exercised your exchange right, we will pay you, for each note you own, the principal amount of $1,000.00.

Exchange Right:	Beginning December 26, 2008 (subject to postponement due to a market disruption event, as described below), upon delivery of an irrevocable notice of exchange (the date of such delivery, the exchange notice date), you will have the right to exchange your notes for an amount of cash equal to final parity. The last day upon which you may deliver such notice is the fifth trading day before the maturity date.

Final Parity:	Final parity will be an amount of cash equal to the closing price of the underlying stock on its primary exchange on the determination date multiplied by its share ratio on such date. The share ratio of the underlying stock will be adjusted for certain corporate events that occur before the determination date (as described in “Additional Information—Antidiliution Adjustments” below). However, in no event will final parity be greater than $1,000.00 per note or less than $600.00 per note.

Determination Date:	The determination date for the underlying stock is scheduled to be December 26, 2008, subject to postponement as described in this pricing supplement. If the determination date is postponed, then the first exchange notice date for the notes will be postponed by an equal number of business days.

Listing:	The notes will not be listed or displayed on any securities exchange or any electronic communications network.

Trade Date:	October 16, 2008

Original Issue Date:	October 23, 2008

CUSIP Number:	282645ML1
     For a detailed description of the terms of the notes, see “Summary Information” beginning on page P-1 and “Specific Terms of the Notes” beginning on page P-9.
Investing in the notes involves risks. See “Risk Factors” beginning on page P-5.

	Per Note	Total
Public Offering Price	$1,000.00	$10,000,000.00
Underwriting Discount and Commission	$2.50	$25,000.00
Proceeds to Eksportfinans ASA	$997.50	$9,975,000.00
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

Wachovia Securities

The date of this pricing supplement is October 16, 2008

TABLE OF CONTENTS

SUMMARY INFORMATION
RISK FACTORS
SPECIFIC TERMS OF THE NOTES
ADDITIONAL INFORMATION
THE UNDERLYING STOCK
TAXATION IN THE UNITED STATES
USE OF PROCEEDS AND HEDGING
SUPPLEMENTAL PLAN OF DISTRIBUTION
OFFICIAL NOTICE OF EXCHANGE
SUMMARY INFORMATION
     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Principal Protected Exchangeable Notes Linked to the Common Stock of MasterCard Incorporated due December 30, 2038 (the notes). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the notes as well as the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should carefully review the sections entitled “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the notes, to determine whether an investment in the notes is appropriate for you.
     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.
What are the notes?
     The notes offered by this pricing supplement will be issued by Eksportfinans and will mature on December 30, 2038. The return on the notes will be linked to the performance of the underlying stock. The notes will not bear interest for any period beginning on or after December 30, 2008.
     As discussed in the accompanying prospectus supplement and prospectus, the notes are debt securities and are part of a series of debt securities entitled “medium-term notes” that Eksportfinans may issue from time to time. The notes will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Notes” beginning on page P-9.
     Each note will have a principal amount of $1,000.00. Each note will be offered at an initial public offering price of $1,000.00. You may transfer only whole notes. Eksportfinans will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the notes.
Will I receive interest on the notes?
     The notes will bear interest at the rate of 59.00% per annum from and including October 23, 2008 to but excluding December 30, 2008, payable on December 30, 2008. No interest will accrue on the notes on or after December 30, 2008.
What will I receive upon maturity of the notes?
     At maturity, unless you have previously exercised your exchange right, you will receive for each note you own a cash payment equal to the principal amount of $1,000.00.
When can I exchange my notes and what will I receive?
     The first exchange notice date is December 26, 2008. If the determination date has been postponed due to a market disruption event, as determined by the calculation agent as described in this pricing supplement, the first exchange notice date will be the determination date, as postponed. Beginning on the first exchange notice date, upon delivery of an irrevocable notice of exchange, you will have the right to exchange your notes for an amount of cash equal to final parity. You should refer to “Specific Terms of the Notes—Exchange Right” beginning on page P-10 for a more detailed description of the exchange right.
     Final parity will equal an amount of cash equal to the closing price of the underlying stock on its primary exchange on the determination date multiplied by its share ratio on such date, as determined by the calculation agent. The share ratio of the underlying stock will be adjusted for certain corporate events that occur before the determination date (as described in “Additional Information—Antidiliution Adjustments” below). However, in no event will final parity be greater than $1,000.00 per note or less than $600.00 per note.
     The determination date is scheduled to be December 26, 2008. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event (as defined under “Specific

Terms of the Notes—Market Disruption Event” below) has occurred or is continuing with respect to the underlying stock, the determination date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing with respect to the underlying stock; provided that in no event will the determination date be postponed by more than five business days. If the determination date is postponed, then the first exchange notice date for the notes will be postponed by an equal number of business days.
     A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on a primary exchange and in the over-the-counter market for equity securities in the United States.
     The primary exchange for the underlying stock is the primary United States securities exchange or organized market of trading for such stock. If a reorganization event has occurred with respect to the underlying stock issuer , the primary exchange for the underlying stock will be the stock exchange or securities market in the United States on which the distribution property (as defined below under “Additional Information—Antidilution Adjustments—Adjustments for Reorganization Events” on page P-18) that is a listed equity security is principally traded, as determined by the calculation agent.
     A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.
     The exchange notice date means the date on which you deliver to us and the calculation agent your notice of exchange, as described below.
How do I exchange my notes?
     When you exchange your notes, Wachovia Capital Markets, LLC, acting as the calculation agent, will determine the exact amount of the cash payment you will receive based on final parity on the determination date. Since the notes will be held only in book-entry form, you may exercise your exchange right only by acting through your participant at DTC, whose nominee is the registered holder of the notes.
     To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:
•	fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

•	deliver your Official Notice of Exchange to us and the calculation agent before 11:00 a.m., New York City time on that day (the exchange notice date); and

•	transfer your book-entry interest in the notes to Citibank, N.A. (Citibank), as registrar for our notes, on the day we pay cash to you, as described below.
     Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of notes, you should consult the participant through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 11:00 a.m., New York City time on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open. All instructions given to the calculation agent by participants on your behalf relating to the right to exchange the notes will be irrevocable.

     You may exchange all or some of the notes that you own.
     We will, or will cause the calculation agent to, deliver cash to Citibank for delivery to you on the fifth business day after the exchange notice date, upon delivery of your notes to Citibank. The exchange settlement date will be the fifth business day after the exchange notice date. The last exchange notice date is the fifth trading day before December 30, 2038.
Who should or should not consider an investment in the notes?
     We have designed the notes for investors who want to receive an interest payment of 59.00% per annum from and including October 23, 2008 to but excluding December 30, 2008, who understand that no interest will accrue on the notes for any period beginning on or after December 30, 2008, who seek to protect their investment by receiving at least 100.00% of the principal amount of their investment at maturity if they do not exercise their exchange right and who, upon exercising their exchange right on any day on or after December 26, 2008, are willing to receive final parity not to exceed $1,000.00 or be less than $600.00 per note.
     The notes are not designed for, and may not be a suitable investment for, investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.
What will I receive if I sell the notes prior to maturity?
     The market value of the notes may fluctuate between the date you purchase them and the maturity date. Several factors and their interrelationship will influence the market value of the notes, including the market price of the underlying stock, dividend yield of the underlying stock, the time remaining to the maturity date, interest rates and the volatility of the market price of the underlying stock. Factors relating to the underlying stock will no longer influence the market value of the notes after final parity is determined on the determination date. If you sell your notes prior to maturity, you may have to sell them at a discount and you will not have principal protection. Depending on the impact of these factors, you may receive less than the principal amount in any sale of your notes before the maturity date and less than what you would have received had you held the notes until maturity. For more details, see “Risk Factors—Many factors affect the market value of the notes”.
Who is the underlying stock issuer?
     MasterCard Incorporated is a leading global payment solutions company that provides a variety of services in support of the credit, debit and related payment programs of over 25,000 financial institutions that are its customers. You should independently investigate the underlying stock issuer and decide whether an investment in the notes linked to the underlying stock is appropriate for you. You should refer to “The Underlying Stock” beginning on page P-22 for a description of the underlying stock issuer and historical data on the underlying stock.
     Because the underlying stock is registered under the Securities Exchange Act of 1934, as amended (the Exchange Act), the underlying stock issuer is required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the SEC). Information provided to or filed with the SEC by the underlying stock issuer can be located by reference to their respective SEC file numbers, as provided in the section entitled “The Underlying Stock” below, and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s website. The address of the SEC’s website is http://www.sec.gov. In addition, information regarding the underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the section entitled “The Underlying Stock” in this pricing supplement.
What is the role of the underlying stock issuer in the notes?
     The underlying stock issuer has no obligations relating to the notes or amounts to be paid to you, including no obligation to take the needs of Eksportfinans or of holders of the notes into consideration for any reason. The underlying stock issuer will not receive any of the proceeds of the offering of the notes, is not responsible for, and has not participated in, the offering of the notes and is not responsible for, and will not participate in, the determination or calculation of final parity or the payment at maturity with respect to the notes. Eksportfinans is not affiliated with the underlying stock issuer.

How has the underlying stock performed historically?
     You can find tables with the high, low and closing levels of the underlying stock during each calendar quarter from calendar year 2003 to the present in the section entitled “The Underlying Stock” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the underlying stock in the recent past; however, past performance of the underlying stock is not indicative of how the underlying stock will perform in the future.
What about taxes?
     Although no definitive authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. Federal income tax purposes, we intend to treat the notes as debt instruments subject to the U.S. Treasury regulations governing contingent payment debt instruments. In such a case, the notes will be considered to be issued with original issue discount for U.S. Federal income tax purposes. During your ownership of the notes you will be required to include the original issue discount as interest in taxable income, subject to some adjustments, based on the “comparable yield” of the notes. The comparable yield will generally be the rate at which we could issue a fixed rate debt instrument on terms and conditions similar to the notes. This comparable yield is neither a prediction nor a guarantee of what the actual yield on the notes will be. In addition, any gain you may recognize on the sale, exchange, optional redemption or maturity of the notes will be taxed as ordinary interest income.
     For further discussion, see “Taxation in the United States” beginning on page P-24.
Are there any risks associated with my investment?
     Yes, an investment in the notes is subject to significant risks. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-5.

RISK FACTORS
     An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement. The notes are a riskier investment than ordinary debt securities. Also, the notes are not equivalent to investing directly in the underlying stock to which the notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.
The notes will pay less interest than ordinary debt securities
     The notes accrue interest at a rate of 59.00% per annum on the principal amount per year from and including October 23, 2008 to but excluding December 30, 2008 and will not accrue interest for any period beginning on or after December 30, 2008 to and including December 30, 2038. Furthermore, the return on your investment in the notes may be less than the amount paid on an ordinary debt security. The interest payment on the notes and the return of only the $1,000.00 principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time. In addition, you will receive only one interest payment on December 30, 2008, or accrued but unpaid interest, if any, upon exercise of your exchange right.
Your yield may be lower than the yield on a standard debt security of comparable maturity
     The yield that you will receive on your notes may be less than the return you could earn on other investments. Your payment at maturity in cash will not be greater than the aggregate principal amount of your notes. Similarly, if you exercise your exchange right, payment in cash of final parity will not be greater the aggregate principal amount of your notes. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
Owning the notes is not the same as owning the underlying stock
     The return on your notes will not reflect the return you would realize if you actually owned and held the underlying stock for the period between October 23, 2008 and the determination date because the amount you receive with respect to your notes on the exchange settlement date or the maturity date, as applicable, will be determined without taking into consideration the value of any dividends that may be paid on the underlying stock. Moreover, because final parity cannot exceed $1,000.00, you will not participate in the return on the underlying stock above that amount and, because the determination date is 30 years before the maturity date, changes in value of the underlying stock after the determination date will not affect the value of the notes. Furthermore, as a holder of the notes, you will not have voting rights or any other rights that holders of the underlying stock may have during any period, whether before or after the determination date.
There may not be an active trading market for the notes
     The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the notes. The development of a trading market for the notes will depend on our financial performance and other factors such as the increase, if any, in the market price of the underlying stock before the determination date. Even if a secondary market for the notes develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may have to do so at a discount from the initial public offering price and, as a result, you may suffer substantial losses.
     Wachovia Capital Markets, LLC and its broker-dealer affiliates currently intend to make a market for the notes, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the notes may cause Wachovia Capital Markets, LLC or its broker-dealer affiliates to have long or short positions in the notes. The supply and demand for the notes, including inventory positions of the market makers, may affect the secondary market for the notes.

Many factors affect the market value of the notes
     The market value of the notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the notes caused by another factor and that the effect of one factor may exacerbate the decrease in the market value of the notes caused by another factor. For example, a change in the volatility of the underlying stock before the determination date may offset some or all of any increase in the market value of the notes attributable to another factor, such as an increase in the market price of the underlying stock before the determination date. In addition, a change in interest rates before the determination date may offset other factors that would otherwise change the market price of the underlying stock and, therefore, may change the market value of the notes. The following paragraphs describe the expected impact on the market value of the notes given a change in a specific factor, assuming all other conditions remain constant.
The market price of the underlying stock before the determination date is expected to affect the market value of the notes
     We expect that the market value of the notes on any given date before the determination date will depend substantially on the market price of the underlying stock at that time relative to its initial closing price. If, before the determination date, you choose to sell your notes when the market price of the underlying stock is less than its initial closing price, you may receive substantially less than the amount that you would receive if you sold them when the market price of the underlying stock is greater than its initial closing price.
Changes in the volatility of the underlying stock before the determination date are expected to affect the market value of the notes
     Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the underlying stock increases or decreases before the determination date, the market value of the notes may be adversely affected.
Changes in the levels of interest rates are expected to affect the market value of the notes
     We expect that changes in interest rates, even if they do not affect the market price of the underlying stock as described above, may affect the market value of the notes and may be adverse to holders of the notes.
Changes in the dividend yield of the underlying stock before the determination date are expected to affect the market value of the notes
     In general, if the dividend yield on the underlying stock increases before the determination date, we expect that the market value of the notes will decrease and, conversely, if the dividend yield on the underlying stock decreases before the determination date, we expect that the market value of the notes will increase. The return on the notes will not reflect any dividends paid on the underlying stock.
Changes in our credit ratings may affect the market value of the notes
     Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the market value of the notes. However, because the return on your notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the changes in the market price of the underlying stock through the determination date relative to the trade date, an improvement in our credit ratings will not reduce the other investment risks related to the notes.
The time remaining to the determination date may affect the value of the notes
     The value of the notes prior to the determination date may be affected by the time remaining to the determination date. On any trading day prior to the determination date, the notes may have a value that differs from the amount that would be payable if such trading day were the determination date.

We and our affiliates have no affiliation with the underlying stock issuer and are not responsible for its public disclosure of information
     We and our affiliates are not affiliated with the underlying stock issuer in any way and have no ability to control or predict its actions, including any corporate actions of the type that would require an adjustment to the underlying stock, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting them.
     Each note is an unsecured debt obligation of Eksportfinans only and is not an obligation of the underlying stock issuer. None of the money you pay for your notes will go to the underlying stock issuer. Since the underlying stock issuer is not involved in the offering of the notes in any way, it has no obligation to consider your interest as an owner of notes in taking any actions that might affect the value of your notes. The underlying stock issuer may take actions that will adversely affect the market value of the notes.
     This pricing supplement relates only to the notes and does not relate to the underlying stock. We have derived the information about the underlying stock issuer in this pricing supplement from publicly available documents, without independent verification. We have not participated in the preparation of any of the documents or made any “due diligence” investigation or any inquiry of the underlying stock issuer in connection with the offering of the notes. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the underlying stock issuer contained in this pricing supplement. Furthermore, we do not know whether the underlying stock issuer has disclosed all events occurring before the date of this pricing supplement—including events that could affect the accuracy or completeness of the publicly available documents referred to above, the market price of the underlying stock and, therefore, the closing price of the underlying stock on the determination date that the calculation agent will use to determine final parity on the determination date with respect to your notes. You, as an investor in the notes, should investigate the underlying stock issuer on your own. You should refer to “The Underlying Stock” beginning on page P-22 for a description of the underlying stock issuer and historical data on the underlying stock.
Historical performance of the underlying stock should not be taken as an indication of its future performance during the term of the notes
     It is impossible to predict whether the market price of the underlying stock will rise or fall. The underlying stock has performed differently in the past and is expected to perform differently in the future. The market price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that can affect the underlying stock issuer. You should refer to “The Underlying Stock” beginning on page P-22 for a description of the underlying stock issuer and historical data on the underlying stock.
You have limited antidilution protection
     Wachovia Capital Markets, LLC, as calculation agent for your notes, will, in its sole discretion, adjust the underlying stock to account for certain events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the underlying stock issuer, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock and, once the value of the underlying stock has become fixed for purposes of determining final parity (which will be on the determination date, subject to postponement due to a market disruption event), the underlying stock will no longer be subject to any antidilution adjustments. For example, the calculation agent is not required to make any adjustments to the underlying stock if the underlying stock issuer or anyone else makes a partial tender or partial exchange offer for the underlying stock. Consequently, this could affect the calculation of the amounts payable by us in connection with your option to exercise your exchange right, as well as the market value of the notes. You should refer to “Specific Terms of the Notes—Antidilution Adjustments” beginning on page P-13 for a description of the general circumstances in which the calculation agent will make adjustments to the underlying stock before the determination date.
Hedging transactions may affect the return on the notes
     As described below under “Use of Proceeds and Hedging” on page P-25, we through one or more hedging counterparties may hedge our obligations under the notes by purchasing the underlying stock, futures or options on the underlying stock or other derivative instruments with returns linked or related to changes in the market price of the underlying stock, and our hedging counterparties may adjust these hedges by, among other things, purchasing or selling the underlying stock, futures, options or other derivative instruments with returns linked to the underlying stock at any time. Although they are not expected to, any of these hedging activities undertaken before the determination date may adversely affect the market price of the underlying stock and, therefore, the market value of the notes. It is possible that our hedging counterparties could receive substantial returns from these hedging activities while the market value of the notes declines.

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wachovia Capital Markets, LLC is willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by Wachovia Capital Markets, LLC, as a result of dealer discounts, mark-ups or other transactions.
The calculation agent may postpone the determination of final parity if a market disruption event occurs
     The determination of final parity on the determination date may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing with respect to the underlying stock on that date. If a postponement occurs, the calculation agent will use the closing price per share of the underlying stock on the next succeeding scheduled trading day on which no market disruption event occurs or is continuing with respect to underlying stock. As a result, the first exchange notice date would be postponed by an equal number of trading days. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the market price of the underlying stock after the determination date. See “Specific Terms of the Notes—Market disruption event” beginning on page P-12.
Potential conflicts of interest could arise
     Wachovia Capital Markets, LLC and its affiliates expect to engage in trading activities related to the underlying stock, including hedging transactions for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities undertaken during the period before the determination date could adversely affect the value of the underlying stock and, therefore, the market value of the notes and final parity. Wachovia Capital Markets, LLC may also issue or underwrite securities or financial or derivative instruments with returns linked to changes in the value of the underlying stock. These trading activities may present a conflict between your interest in your notes and the interests that Wachovia Capital Markets, LLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market price of the underlying stock, could be adverse to your interests as a holder of the notes.
     Wachovia Capital Markets, LLC or its affiliates may presently or from time to time engage in business with us or the underlying stock issuer. This business may include extending loans to, or making equity investments in, the underlying stock issuer or providing advisory services to the underlying stock issuer, including merger and acquisition advisory services. In the course of business, Wachovia Capital Markets, LLC or its affiliates may acquire non-public information relating to the underlying stock issuer and, in addition, one or more affiliates of Wachovia Capital Markets, LLC may publish research reports about the underlying stock issuer. We do not make any representation to any purchasers of the notes regarding any matters whatsoever relating to the underlying stock issuer. Any prospective purchaser of the notes should undertake an independent investigation of the underlying stock issuer as in its judgment is appropriate to make an informed decision regarding an investment in the notes. You should refer to “The Underlying Stock” beginning on page P-22 for a description of the underlying stock issuer and historical data on the underlying stock.
Tax consequences are uncertain
     Although no definitive authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. Federal income tax purposes, we intend to treat the notes as debt instruments subject to the U.S. Treasury regulations governing contingent payment debt instruments. In such a case, the notes will be considered to be issued with original issue discount for U.S. Federal income tax purposes. During your ownership of the notes you will be required to include the original issue discount as interest in taxable income, subject to some adjustments, based on the “comparable yield” of the notes. The comparable yield will generally be the rate at which we could issue a fixed rate debt instrument on terms and conditions similar to the notes. This comparable yield is neither a prediction nor a guarantee of what the actual yield on the notes will be. In addition, any gain you may recognize on the sale, exchange, optional redemption or maturity of the notes will be taxed as ordinary interest income. See “Taxation in the United States” below and in the accompanying prospectus supplement and prospectus.

SPECIFIC TERMS OF THE NOTES

Issuer:	Eksportfinans ASA

Specified Currency:	U.S. dollars

Aggregate Principal Amount:	$10,000,000.00

Agent:	Wachovia Capital Markets, LLC

The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	October 16, 2008

Original Issue Date:	October 23, 2008

Maturity Date:	December 30, 2038

Interest Rate:	The notes will bear interest at a rate of 59.00% per annum from and including October 23, 2008 to but excluding December 30, 2008.

No interest will accrue on the notes on or after December 30, 2008.

Interest Payment Date:	December 30, 2008

The regular record date will be the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date. For the purpose of determining the holder at the close of business on a day that is not a business day, the close of business will mean 5:00 p.m. in New York City, on that day.

If any payment is due on the notes on a day which is not a day on which commercial banks settle payments in New York City, then that payment may be made on the next day that is a day on which commercial banks settle payments in New York City, in the same amount and with the same effect as if paid on the original due date.

Underlying Stock:	The common stock of MasterCard Incorporated. MasterCard Incorporated (the underlying stock issuer) has no obligations relating to, and does not sponsor or endorse, the notes.

See “Underlying Stock” below for further information regarding the underlying stock.

Payment at Maturity:	On the maturity date, unless you have previously exercised your exchange right, you will receive for each note you own a cash payment equal to the principal amount of $1,000.00.

Exchange Right:	The first exchange notice date is December 26, 2008, corresponding to the determination date. If the determination date has been postponed due to a market disruption event, as determined by the calculation agent as described in this pricing supplement, the first exchange notice date will be the determination date, as so postponed. Any business day after the first exchange notice date is respectively an exchange notice date.

Beginning on the first exchange notice date, upon delivery of an irrevocable Official Notice of Exchange, you will have the right to exchange your notes for an amount of cash equal to final parity.

The last exchange notice date is the fifth trading day before December 30, 2038.

When you exchange your notes, Wachovia Capital Markets, LLC, acting as the calculation agent, will determine the exact amount of the cash payment you will receive based on final parity and the principal amount of the notes you exchange. Since the notes will be held only in book-entry form, you may exercise your exchange right only by acting through your participant at DTC, whose nominee is the registered holder of the notes.

To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:
•	fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

•	deliver your Official Notice of Exchange to us and the calculation agent before 11:00 a.m., New York City time on that day (the exchange notice date); and

•	transfer your book-entry interest in the notes to Citibank, N.A. (Citibank), as registrar for our notes, on the day we pay cash to you, as described below.

Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of notes, you should consult the participant through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 11:00 a.m., New York City time on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open. If you give us your Official Notice of Exchange on a day that, but for the occurrence of a market disruption event otherwise would have been the first exchange notice date, your notice of exchange will be effective on the first exchange notice date. If you give us your Official Notice of Exchange after 11:00 a.m., New York City time on the fifth trading day prior to the maturity date, your notice will not be effective. All instructions given to the calculation agent by participants on your behalf relating to the right to exchange the notes will be irrevocable.

You may exchange all or some of the notes that you own.

We will, or will cause the calculation agent to, deliver cash to Citibank for delivery to you on the fifth business day after the exchange notice date, upon delivery of your notes to Citibank. The exchange settlement date will be the fifth business day after the exchange notice date, or, if later, the day on which your notes are delivered to Citibank.

Final Parity:	Final parity will equal an amount of cash equal to the closing price of the underlying stock on its primary exchange on the determination date multiplied by its share ratio on such date, as determined by the calculation agent. The share ratio of the underlying stock will be adjusted for certain corporate events that occur before the determination date as described in “Additional Information—Antidilution Adjustments” below. However, in no event will final parity be greater than $1,000.00 per note or less than $600.00 per note.

Determination Date:	The determination date for the underlying stock is scheduled to be December 26, 2008. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event (as defined under “—Market Disruption Event” below) has occurred or is continuing with respect to the underlying stock, then the determination date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing with respect to the underlying stock; provided that in no event will the determination date be postponed by more than five business days. If the determination date is postponed, then the first exchange notice date for the notes will be postponed by an equal number of business days.

Initial Share Ratio:	6.7508

Initial Share Price:	$148.13

Closing Price:	The closing price for one share of the underlying stock (or one unit of any other security for which a closing price must be determined) on any trading day means:
•	if the underlying stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the underlying stock (or any such other security) is listed or admitted to trading, or

•	if the underlying stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board

Service (the OTC Bulletin Board) operated by the National Association of Securities Dealers, Inc. (the NASD), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the underlying stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq Global Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the underlying stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for the underlying stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the underlying stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wachovia Capital Markets, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term OTC Bulletin Board will include any successor service thereto.

Market Price:	On any trading day and at any time during the regular business hours of a primary exchange, the latest reported sale price of the underlying stock (or any other security for which a market price must be determined) on that primary exchange at that time, as determined by the calculation agent.

Primary Exchange:	For the underlying stock, the primary exchange is the primary U.S. securities organized exchange or market of trading for such stock. If a reorganization event has occurred with respect to the underlying stock, the primary exchange for the underlying stock will be the stock exchange or securities market on which the distribution property (as defined below under “Additional Information—Antidilution Adjustments—Adjustments for Reorganization Events” on page P-18) that is a listed equity security is principally traded, as determined by the calculation agent.

Market Disruption Event:	A market disruption event means the occurrence or existence of any of the following events:
•	a suspension, absence or material limitation of trading in the underlying stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	the underlying stock does not trade on the NYSE, the American Stock Exchange, the Nasdaq Global Market or what was the primary market for the underlying stock, as determined by the calculation agent in its sole discretion; or

•	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our hedge counterparties to unwind all or a material portion of a hedge with respect to the notes that we or our hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:
•	a limitation on the hours or number of days of trading in the underlying stock on its primary market, but only if the limitation results from an announced change in the regular business hours of the primary market; and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the underlying stock.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts relating to the underlying stock, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the underlying stock, if available, in the primary market for those contracts, by reason of any of:
•	a price change exceeding limits set by that market;

•	an imbalance of orders relating to those contracts; or

•	a disparity in bid and asked quotes relating to those contacts will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying stock in the primary market for those contracts.

Antidilution Adjustments:	The share ratio of the underlying stock is subject to adjustment by the calculation agent, during the period before the determination date, as a result of the dilution and reorganization adjustments described in this pricing supplement under “Additional Information—Antidilution Adjustments”. We describe the risks relating to dilution above under “Risk Factors—You have limited antidilution protection” on page P-7.

Calculation Agent:	Wachovia Capital Markets, LLC

Trustee:	The Bank of New York Mellon (formerly known as the Bank of New York)

Business Day:	For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:	For purposes of this issuance, a trading day means a day, as determined by the calculation agent, on which trading is generally conducted on a primary exchange and in the over-the-counter market for equity securities in the United States.

Tax Redemption:	No

Additional Amounts Payable:	No

Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof

Form of Notes:	Book-entry

Listing:	The notes will not be listed or displayed on any securities exchange or any electronic communications network.

Events of Default and Acceleration:	If a holder of a note accelerates the maturity of the notes upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be calculated as though the date of early repayment were the maturity date.
     The notes are not renewable notes, index linked notes or amortizing notes, each as described in the prospectus supplement. There is no extension of maturity in connection with the notes.
     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.
     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these notes are a part. This pricing supplement, together with these documents, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 5, 2007, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
     You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):
      http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm
     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

ADDITIONAL INFORMATION
Antidilution Adjustments
     The share ratio of the underlying stock is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this section. The adjustments described below do not cover all events that could affect the underlying stock and, consequently, the market value of your notes, such as a tender or exchange offer by the underlying stock issuer for the underlying stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the underlying stock. We describe the risks relating to dilution above under “Risk Factors—You have limited antidilution protection” on page P-7.
How adjustments will be made
     If one of the events described below occurs with respect to the underlying stock before the determination date and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of that underlying stock, the calculation agent will calculate a corresponding adjustment to the share ratio for that underlying stock as the calculation agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share ratio for that underlying stock will be adjusted by the calculation agent by multiplying the existing share ratio by a fraction whose numerator is the number of shares of the underlying stock outstanding immediately after the stock split and whose denominator is the number of shares of the underlying stock outstanding immediately prior to the stock split. Consequently, the share ratio will be adjusted to double the prior share ratio, due to the corresponding decrease in the market price of the underlying stock.
     The calculation agent will also determine the effective date of that adjustment, and the replacement of the underlying stock, if applicable, in the event of consolidation or merger or certain other events in respect of the underlying stock issuer. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee and the issuing and paying agent, stating the adjustment to the share ratio. The calculation agent will not be required to make any adjustments to a share ratio after the close of business on the determination date. In no event, however, will an antidilution adjustment to a share ratio during the term of the notes be deemed to change the principal amount per note.
     If more than one event requiring adjustment occurs with respect to the underlying stock, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the calculation agent will adjust the share ratio for the second event, applying the required adjustment to the share ratio as already adjusted for the first event, and so on for any subsequent events.
     For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the share ratio unless the adjustment would result in a change to the share ratio then in effect of at least 0.10%. The share ratio resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.
     If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your notes that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.
     The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.
     No adjustments will be made for certain other events, such as offerings of common stock by the underlying stock issuer for cash or in connection with the occurrence of a partial tender or exchange offer for the underlying stock by the underlying stock issuer. No adjustments will be made to the underlying stock following the determination date.
     The following events are those that may require an antidilution adjustment of the share ratio:

•	a subdivision, consolidation or reclassification of the underlying stock or a distribution or dividend of the underlying stock to existing holders of that underlying stock by way of bonus, capitalization or similar issue;

•	a distribution or dividend to existing holders of the underlying stock of:
•	shares of that underlying stock,

•	other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the underlying stock issuer equally or proportionately with such payments to holders of that underlying stock, or

•	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;
•	the declaration by the underlying stock issuer of an extraordinary or special dividend or other distribution whether in cash or shares of that underlying stock or other assets;

•	a repurchase by the underlying stock issuer of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

•	any other similar event that may have a dilutive or concentrative effect on the market price of the underlying stock; and

•	a consolidation of the underlying stock issuer with another company or merger of the underlying stock issuer with another company.
Stock Splits and Reverse Stock Splits
     A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.
     A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.
     If the underlying stock is subject to a stock split or a reverse stock split, then once the split has become effective the calculation agent will adjust the share ratio for that underlying stock to equal the product of the prior share ratio for that underlying stock and the number of shares issued in such stock split or reverse stock split with respect to one share of that underlying stock.
Stock Dividends
     In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.
     If the underlying stock is subject to a stock dividend payable in shares of such stock that is given ratably to all holders of shares of that underlying stock, then once the dividend has become effective the calculation agent will adjust the share ratio for that underlying stock on the ex-dividend date to equal the sum of the prior share ratio for that underlying stock plus the product of:
•	the number of shares issued with respect to one share of that underlying stock, and

•	the prior share ratio for that underlying stock.
     The ex-dividend date for any dividend or other distribution is the first day on and after which such underlying stock trades without the right to receive that dividend or distribution.
No Adjustments for Other Dividends and Distributions
     The share ratio will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to the underlying stock, other than:

•	stock dividends described above,

•	issuances of transferable rights and warrants as described in “—Transferable Rights and Warrants” below,

•	distributions that are spin-off events described in “—Reorganization Events” beginning on page P-18, and

•	extraordinary dividends described below.
     An extraordinary dividend means each of (a) the full amount per share of the underlying stock of any cash dividend or special dividend or distribution that is identified by the underlying stock issuer as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the underlying stock issuer as an extraordinary or special dividend or distribution) distributed per share of the underlying stock over the immediately preceding cash dividend or other cash distribution, if any, per share of the underlying stock that did not include an extraordinary dividend (as adjusted for any subsequent corporate event requiring an adjustment as described in this pricing supplement, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5.00% of the closing price of that underlying stock on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the underlying stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such closing price, the base closing price) and (c) the full cash value of any non-cash dividend or distribution per share of the underlying stock (excluding marketable securities, as defined below).
     If the underlying stock is subject to an extraordinary dividend, then once the extraordinary dividend has become effective the calculation agent will adjust the share ratio for the underlying stock on the ex-dividend date to equal the product of:
•	the prior share ratio for the underlying stock, and

•	a fraction, the numerator of which is the base closing price of the underlying stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the base closing price of the underlying stock on the trading day preceding the ex-dividend date exceeds the extraordinary dividend.
     Notwithstanding anything herein, the initiation by the underlying stock issuer of an ordinary dividend on the underlying stock or any announced increase in the ordinary dividend on the underlying stock will not constitute an extraordinary dividend requiring an adjustment.
     To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, in its sole discretion. A distribution on the underlying stock that is a dividend payable in shares of that underlying stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of shares of the underlying stock only as described in “—Stock Dividends” above, “—Transferable Rights and Warrants” below or “Reorganization Events” below, as the case may be, and not as described here.
Transferable Rights and Warrants
     If the underlying stock issuer issues transferable rights or warrants to all holders of the underlying stock to subscribe for or purchase that underlying stock at an exercise price per share that is less than the closing price of that underlying stock on the trading day before the ex-dividend date for the issuance, then the share ratio for that underlying stock will be adjusted to equal the product of:
•	the prior share ratio for that underlying stock, and

•	a fraction, (1) the numerator of which will be the number of shares of that underlying stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of that underlying stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of that underlying stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of that underlying stock (referred to herein as the additional shares) that the aggregate offering price of the total number of shares of that underlying stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the trading day before the ex-dividend date for the issuance.
The number of additional shares will be equal to:
•	the product of (1) the total number of additional shares of that underlying stock offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by

•	the closing price of that underlying stock on the trading day before the ex-dividend date for the issuance.
     If the number of shares of the underlying stock actually delivered in respect of the rights or warrants differs from the number of shares of the underlying stock offered in respect of the rights or warrants, then the share ratio for that underlying stock will promptly be readjusted to the share ratio for that underlying stock that would have been in effect had the adjustment been made on the basis of the number of shares of the underlying stock actually delivered in respect of the rights or warrants.
Reorganization Events
Each of the following is a reorganization event:
•	the underlying stock is reclassified or changed,

•	the underlying stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of the underlying stock are exchanged for or converted into other property,

•	a statutory share exchange involving outstanding shares of the underlying stock and the securities of another entity occurs, other than as part of an event described above,

•	the underlying stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•	the underlying stock issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer), or

•	the underlying stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of the underlying stock.
Adjustments for Reorganization Events
     If a reorganization event occurs before the determination date for the underlying stock, then the calculation agent will adjust the share ratio to reflect the amount and type of property or properties-whether cash, securities, other property or a combination thereof-that a prior holder of the number of shares of that underlying stock represented by its investment in the securities would have been entitled to in relation to an amount of shares of that underlying stock equal to what a holder of shares of that underlying stock would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

     For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of the distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant trading day. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of shares of the underlying stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of shares of that underlying stock that makes no election, as determined by the calculation agent in its sole discretion.
     If any reorganization event occurs, in each case as a result of which the holders of the underlying stock receive any equity security listed on a national securities exchange which we refer to as a marketable security, other securities or other property, assets or cash, which we collectively refer to as exchange property, the amount payable upon exchange at maturity with respect to the principal amount of each security following the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the share ratio will be determined in accordance with the following and, for purposes of certain calculations and determinations in respect of the securities, the term underlying stock in this pricing supplement will be deemed to mean:
(a)	if the underlying stock continues to be outstanding:
(1)	that underlying stock (if applicable, as reclassified upon the issuance of any tracking stock) at the share ratio in effect on the determination date for that underlying stock (taking into account any adjustments for any distributions described under paragraph (a)(3) below); and

(2)	for each marketable security received in such reorganization event, which we refer to as a new stock, including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for the underlying stock, the product of (i) the number of shares of the new stock received with respect to one share of the underlying stock, (ii) the share ratio for the underlying stock on the trading day immediately prior to the effective date of the reorganization event, and (iii) the gross-up multiplier (as determined under paragraph (a)(3) below), if applicable (such product the new stock share ratio), as adjusted to the determination date; and

(3)	for any cash and any other property or securities other than marketable securities received in such reorganization event (including equity securities listed on a non-U.S. securities exchange), which we refer to as non-stock exchange property, a number of shares of the underlying stock, determined by the calculation agent at the close of trading on the trading day immediately prior to the effective date of such reorganization event, with an aggregate value equal to the share ratio in effect for the underlying stock on such trading day multiplied by a fraction, the numerator of which is the value of the non-stock exchange property per share of the underlying stock on such trading day and the denominator of which is the amount by which the closing price of the underlying stock exceeds the value of the non-stock exchange property on such trading day (the result of such fraction the “gross-up multiplier”); and the number of such shares of the underlying stock determined in accordance with this clause will be added at the time of such adjustment to the share ratio calculated under (1) above,
(b)	if the underlying stock is surrendered for exchange property:
(1)	that includes new stock (as defined above):
(i)	the number of shares of the new stock received with respect to one share of the underlying stock multiplied by the share ratio for the underlying stock on the trading day immediately prior to the effective date of the reorganization event (the new stock share ratio), as adjusted to the determination date; and

(ii)	for any non-stock exchange property (as defined above), a number of shares of the new stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event with an aggregate value equal to (x) the new stock share ratio as calculated under (i) above (without taking into account the additional shares in this provision) multiplied by (y) a fraction, the numerator of which is the value on such trading day of the non-stock exchange property received per share of the underlying stock and the denominator of which is the amount by which the closing price of the underlying stock exceeds the value on such trading day of the non-stock exchange property received per share of the underlying stock, or

(2)	that consists exclusively of non-stock exchange property:
(i)	if the surviving entity has marketable securities outstanding following the reorganization event and either (A) such marketable securities were in existence prior to such reorganization event or (B) such marketable securities were exchanged for previously outstanding marketable securities of the surviving entity or its predecessor (predecessor stock) in connection with such reorganization event (in either case of (A) or (B), the new stock), a number of shares of the new stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event equal to the share ratio in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event multiplied by a fraction, the numerator of which is the value of the non-stock exchange property per share of the underlying stock on such trading day and the denominator of which is the closing price of the new stock (or, in the case of predecessor stock, the closing price of the predecessor stock multiplied by the number of shares of the new stock received with respect to one share of the predecessor stock) or

(ii)	if the surviving entity does not have marketable securities outstanding, or if there is no surviving entity (in each case, a replacement stock event), the replacement stock (selected as defined below) with a value on the effective date of such reorganization event equal to the value of the non-stock exchange property multiplied by the share ratio in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event.
     If a reorganization event occurs with respect to the shares of the underlying stock and the calculation agent adjusts the share ratio to reflect the distribution property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, comprising the new share ratio. The calculation agent will do so to the same extent that it would make adjustments if the shares of that underlying stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of that underlying stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of that underlying stock.
     For example, if the underlying stock issuer merges into another company and each share of the underlying stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the shares of that underlying stock will be adjusted to reflect two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the share ratio to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments”, as if the common shares were shares of that underlying stock. In that event, the cash component will not be adjusted but will continue to be a component of the number of shares of that underlying stock (with no interest adjustment).
     For purposes of adjustments for reorganization events, in the case of a consummated tender or exchange offer or going-private transaction involving exchange property of a particular type, exchange property will be deemed to include the amount of cash or other property paid by the offer or in the tender or exchange offer with respect to such exchange property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.
Replacement Stock Events
     Following the occurrence of a replacement stock event described in paragraph (b)(2)(ii) above, final parity for each note will be determined by reference to a replacement stock at the underlying stock share ratio then in effect for such replacement stock as determined in accordance with the following paragraph.
     The replacement stock will be the stock having the closest “option period volatility” to the underlying stock among the stocks that then comprise the applicable replacement stock selection index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same primary Standard Industrial Classification Code (SIC code) as the underlying stock issuer (or, if no SIC Code has been assigned to the underlying stock issuer, the applicable SIC Code pertaining to companies in the same industry as the underlying stock issuer at the time of the relevant replacement stock event); provided, however, that a replacement stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Eksportfinans, our hedging counterparties or any of their affiliates that would materially limit the ability of Eksportfinans, our hedging counterparties or any of their affiliates to hedge the securities with respect to such stock. In the event that the replacement stock cannot be identified from the S&P 500 Index® by primary SIC code for which there is no trading restriction, the replacement stock will be selected by the calculation agent from the stocks within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC code for the underlying stock issuer. Each replacement stock will be assigned a replacement stock multiplier equal to the number of shares of such replacement stock with a closing price on the effective date of such reorganization event equal to the product of (a) the value of the non-stock exchange property and (b) the share ratio in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event.
     The option period volatility means, in respect of any trading day, the volatility (calculated by referring to the closing price of the underlying stock on its primary exchange) for a period equal to the 125 trading days immediately preceding the announcement date of the reorganization event, as determined by the calculation agent.
     The replacement stock selection index means the S&P 500 Index®, unless otherwise specified in the applicable terms supplement.
Calculation agent
     We have initially appointed Wachovia Capital Markets, LLC as calculation agent for the purpose of determining final parity and for all calculations and determinations regarding the notes, including market disruption events and the amount we are obligated to pay with respect to the notes on the exchange settlement date. Unless there is manifest error, these determinations by the calculation agent shall be final and binding on us and the holders of the notes.

THE UNDERLYING STOCK
The Underlying Stock Issuer
     Provided below is a brief description of the underlying stock issuer obtained from publicly available information published by the underlying stock issuer.
     MasterCard Incorporated (MasterCard) is a leading global payment solutions company that provides a variety of services in support of the credit, debit and related payment programs of over 25,000 financial institutions that are its customers. Through its three-tiered business model as franchisor, processor and advisor, the MasterCard develops and markets payment solutions, process payment transactions, and provide consulting and information services to its customers and merchants. MasterCard generates revenues from the fees that it charges customers for providing transaction processing and other payment-related services (operations fees) and by assessing its customers based primarily on the dollar volume of activity on the cards that carry MasterCard’s brands (assessments). Information provided to or filed with the SEC by MasterCard pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 331-32877.
     Information about the underlying stock may be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from the underlying stock issuer’s website. We do not make any representation or warranty as to the accuracy or completeness of any materials referred to below, including any filings made by the underlying stock issuer with the SEC.
     The underlying stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is www.sec.gov.
     This pricing supplement relates only to the notes offered hereby and does not relate to the underlying stock. We have derived all disclosures contained in this pricing supplement regarding the underlying stock issuer from the publicly available documents described in the preceding paragraphs, without independent verification. We have not participated in the preparation of any of the documents or made any “due diligence” investigation or any inquiry of the underlying stock issuer in connection with the offering of the notes. Neither we nor the agent nor its affiliates assumes any responsibility for the adequacy or accuracy of the information about the underlying stock issuer contained in this pricing supplement. Furthermore, we do not know whether the underlying stock issuer have disclosed all events occurring before the date of this pricing supplement—including events that could affect the accuracy or completeness of the publicly available documents referred to above, the market prices of the underlying stock and, therefore the initial reference value and reference value of the underlying stock that the calculation agent will use to determine the exchange payment with respect to your notes. You, as an investor in the notes, should make your own investigation of the underlying stock issuer.
Historical Data
     The tables below set forth the published intra-day high, low and closing prices of the underlying stock from January 1, 2003 through October 16, 2008. The closing price of the underlying stock on October 16, 2008 was $156.68. We obtained the information in the tables below from Bloomberg without independent verification.

Quarterly High Intra-Day, Low Intra-Day and Quarter-End Closing Price of MasterCard Incorporated

Quarter-Start	Quarter-End	High Intra-Day	Low Intra-Day	Quarter-End or Last
Date	Date	Price	Price	Closing Price
01/01/2003	03/31/2003	$0.00	$0.00	N/A
04/01/2003	06/30/2003	$0.00	$0.00	N/A
07/01/2003	09/30/2003	$0.00	$0.00	N/A
10/01/2003	12/31/2003	$0.00	$0.00	N/A

01/01/2004	03/31/2004	$0.00	$0.00	N/A
04/01/2004	06/30/2004	$0.00	$0.00	N/A
07/01/2004	09/30/2004	$0.00	$0.00	N/A
10/01/2004	12/31/2004	$0.00	$0.00	N/A

01/01/2005	03/31/2005	$0.00	$0.00	N/A
04/01/2005	06/30/2005	$0.00	$0.00	N/A
07/01/2005	09/30/2005	$0.00	$0.00	N/A
10/01/2005	12/31/2005	$0.00	$0.00	N/A

01/01/2006	03/31/2006	$0.00	$0.00	N/A
04/01/2006	06/30/2006	$49.15	$39.00	$48.00
07/01/2006	09/30/2006	$70.35	$43.90	$70.35
10/01/2006	12/31/2006	$105.48	$69.50	$98.49

01/01/2007	03/31/2007	$114.74	$96.41	$106.24
04/01/2007	06/30/2007	$168.43	$106.96	$165.87
07/02/2007	09/30/2007	$169.71	$129.04	$147.97
10/01/2007	12/31/2007	$223.20	$146.59	$215.20

01/01/2008	03/31/2008	$224.98	$174.62	$222.99
04/01/2008	06/30/2008	$320.00	$223.75	$265.52
07/01/2008	09/30/2008	$286.00	$168.03	$177.33
10/01/2008	10/16/2008	$174.07	$151.71	$156.68
     Any historical upward or downward trend in the price of any of the underlying stock during any period shown below is not an indication that the price of those underlying stock is more or less likely to increase or decrease at any time during the term of the notes. You should not take the historical performance levels as an indication of future performance of any of the underlying stock. The actual performance of the underlying stock over the life of the notes may bear little relation to the historical levels shown in the table below.

TAXATION IN THE UNITED STATES
     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States”. The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisers as to the consequences of acquiring, holding and disposing of notes under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.
General
     The characterization of the notes for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service (the IRS) with respect to the notes and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. Federal income tax purposes, we intend to treat the notes as contingent payment debt instruments (CPDIs) subject to the U.S. Treasury regulations governing CPDIs (the CPDI Regulations) and, unless otherwise indicated, the discussion below assumes this to be the case. However, it is possible that the IRS could seek to characterize the notes in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. The remainder of this discussion assumes that the notes are treated as described above.
     Prospective investors should consult their own tax advisors regarding the proper treatment of the notes for U.S. Federal income tax purposes and the tax consequences of an investment in the notes under the Federal, state and local laws of the United States and any other jurisdiction where the investor may be subject to taxation with respect to their own particular situation.
     For U.S. Federal income tax purposes, the notes will be treated as debt instruments subject to the CPDI Regulations which would cause the timing and character of income, gain or loss reported on a CPDI to differ substantially from the timing and character of income, gain or loss reported on a non-contingent payment debt instrument under general principles of current U.S. Federal income tax law. The CPDI Regulations generally require you to apply the “non-contingent bond method”. As generally described below, the non-contingent bond method requires a U.S. holder (as defined in the prospectus) to include future contingent and non-contingent interest payments in income as such interest accrues based upon a projected payment schedule regardless of the U.S. holder’s method of tax accounting and whether such U.S. holder has received any interest payments in that year. Under the non-contingent bond method, for each accrual period prior to and including the Maturity Date of the notes, the amount of interest that accrues, as original issue discount (OID), equals the product of (a) the “adjusted issue price” and (b) the “comparable yield” (adjusted for the length of the accrual period). This amount is rateably allocated to each day in the accrual period and you must include such amounts as ordinary interest income for each day in the accrual period on which you have held the notes. The “adjusted issue price” for purposes of the non-contingent bond method is equal to the issue price of the notes, increased by the interest previously accrued on such notes and decreased by the amount of any Projected Payments (as defined below) previously made on such notes. The “issue price” of the notes is the first price at which a substantial amount of the note are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The “comparable yield” is the annual yield that we would pay, as of the issue date, on a fixed rate debt instrument with no contingent payment but with terms and conditions otherwise comparable to those of the notes. Amounts treated as interest under the foregoing contingent payment obligation rules are treated as OID for all U.S. Federal income tax purposes. Also under the non-contingent bond method of the CPDI Regulations, we would be required, solely for U.S. Federal income tax purposes, to provide a schedule (the Schedule) of the projected amounts of payments (the Projected Payments) on the notes. The Schedule must produce the comparable yield. The comparable yield and projected payment schedule will be available by submitting a written request for such information to Wachovia Capital Markets, LLC; Strategic Solutions Group; 375 Park Avenue, 4th Floor; New York, NY 10021.
     It is not entirely clear how, under the CPDI Regulations, the maturity date for debt instruments such as the notes that provide for an exchange right should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your note based on the assumption that your note will remain outstanding until the stated maturity date and the projected contingent payment will be made at that time, and we intend to make the computation in this manner.

     The comparable yield and the Schedule are used to determine accruals of OID for tax purposes only and are not assurances or predictions with respect to the actual yield of, or payment to be made in respect of, a note. The comparable yield and the Schedule do not necessarily represent our expectations regarding such yield, and the amount and timing of such payment.
     Generally, if during any taxable year the sum of any actual payments (including the fair market value of any property received in that year as well as any regular interest payments received) with respect to the notes for that taxable year (including, in the case of the taxable year which includes the Maturity Date of the notes, the amount of cash received at maturity) exceeds the total amount of Projected Payments for that taxable year, the difference will produce a “net positive adjustment”, which will be treated as additional interest for the taxable year. If the actual amount received in a taxable year is less than the amount of Projected Payments for that taxable year, the difference will produce a “net negative adjustment”, which will (a) reduce your interest income with respect to the notes for that taxable year and (b) to the extent of any excess after application of (a), give rise to an ordinary loss to the extent of your interest income on the notes during the prior taxable years (reduced to the extent such interest was offset by prior net negative adjustments).
Sale, exchange, retirement or other disposition of notes
     Generally, upon the sale, exchange or retirement or other disposition of the notes (including at the scheduled maturity of the notes or upon your exercise of an exchange right), you will recognize gain or loss equal to the difference between the amount realized (including the fair market value of any property received) and your adjusted basis (as determined below) in such notes. Any gain will be treated as ordinary interest income. Generally, any loss will be treated as ordinary loss to the extent your total OID inclusions exceed the total net negative adjustments (if any) that you took into account as an ordinary loss. The remaining loss (if any) will be a capital loss. Limitations apply to limit the ability to offset ordinary income with capital losses. In determining the amount realized with respect to notes held to maturity, you will be treated as receiving the projected amount of any contingent payment due at maturity for such notes. If the amount received is different from the Projected Payment, the amount realized by you at maturity will be reduced by any net negative adjustment carryforwards. With respect to any unscheduled retirement of the notes, your amount realized will equal the amount paid by us with respect to the notes retired. Your adjusted basis in the notes will equal (1) your initial basis in notes determined by the cost of such notes, (2) increased by the OID accrued on the notes based on the noncontingent bond method described above (and without regard to any positive or negative adjustments) and (3) reduced by any non-contingent payment and the projected amount (as opposed to the actual amount) of any contingent payment previously made on such notes. Special rules apply to the purchase of CPDIs at a discount or premium and prospective investors acquiring the notes with such discount or premium, if any, should consult with their own tax advisers regarding such discount or premium. The application of the CPDI Regulations to the notes is complex. Prospective investors should consult with their own tax adviser regarding the applicability and consequences of the CPDI Regulations with respect to the notes.
USE OF PROCEEDS AND HEDGING
     The net proceeds from the sale of the notes will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the amounts payable upon exchange of notes as well as the redemption amount at the maturity of the notes.
     The hedging activity discussed above may adversely affect the market value of the notes from time to time and the aggregate amount you will receive on the notes on the exchange settlement date. See “Risk Factors—Purchases and sales by us or our affiliates may affect the return on the notes” and “Risk Factors—Potential conflicts of interest could arise” for a discussion of these adverse effects.
SUPPLEMENTAL PLAN OF DISTRIBUTION
     The notes are being purchased by Wachovia Capital Markets, LLC (the agent) as principal, pursuant to a terms agreement dated as of October 16, 2008 between the agent and us. The initial sale of the notes in this offer entails a longer settlement period than is customary for similar debt securities. For purposes of Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, October 23, 2008 shall be the date for payment of funds and delivery of notes for all of the notes sold pursuant to the offering. The agent has agreed to pay our out-of-pocket expenses of the issue of the notes.
     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the notes.

     In the future, the agent and its affiliates may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.
     The agent named below has committed to purchase all of those notes if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount
Wachovia Capital Markets, LLC	$10,000,000.00

Total	$10,000,000.00
     The agent named above proposes to offer the notes in part directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement and in part to Wachovia Securities, LLC, Wachovia Securities Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $2.50 per note.
     Proceeds to be received by Eksportfinans in this offering will be net of the underwriting discount, commission and expenses payable by Eksportfinans.
     After the notes are released for sale in the public, the offering prices and other selling terms may from time to time be varied by the agent.
     The notes are new issues of notes with no established trading markets. We have been advised by each agent that the agent intends to make a market in the notes but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
     Settlement for the notes will be made in immediately available funds. The notes will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the notes is effected through the facilities of such depositary, such trades will be settled in immediately available funds.
     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.
     This pricing supplement and the attached prospectus may be used by Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, in connection with offers and sales related to market-making or other transactions in the notes. Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.
     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.
     Wachovia Capital Markets, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions.
     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the underwriters. In respect of specific jurisdictions, please note the following:

     The notes, and the offer to sell such notes, do not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the notes been requested on any stock market in Argentina.
     The notes will not be offered or sold to any persons who are residents of the Bahamas within the meaning of the Exchange Control Regulations of 1956 issued by the Central Bank of the Bahamas.
     The notes may not be offered or sold to the public in Brazil. Accordingly, the notes have not been submitted to the Comissão de Valores Mobiliários for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.
     Neither the notes nor Eksportfinans are registered in the Securities Registry of the Superintendency of Securities and Insurance in Chile.
     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

ANNEX A
OFFICIAL NOTICE OF EXCHANGE
Dated: [On or after December 26, 2008]

Wachovia Corporation
375 Park Avenue
New York, NY 10152
	Attention:	Equity Derivatives
Middle Office Manager
Direct: +1 212 891 5071, Fax: +1 212 446 1413
	CC:	William Threadgill, Managing Director
Direct: +1 212 214 6277, Fax: +1 212 214 8917
Eksportfinans ASA
Dronning Mauds gate 15
N-0250 Norway
	Attention:	Treasury Department
Direct: +47 22 01 22 01, Fax: +47 22 01 22 06
Dear Sirs or Madams:
     The undersigned beneficial owner of the Exchangeable Notes Linked to the common stock of MasterCard Incorporated due December 30, 2038 of Eksportfinans ASA (CUSIP No. 282645MLl) (the “notes”) hereby irrevocably elects to exercise, with respect to the principal amount of the notes indicated below, as of the date hereof (or if this notice is received after 11:00 a.m. New York City on any business day, as of the next business day), provided that such a day is on or after December 26, 2008, and is on or before the fifth trading day before December 30, 2038. The exchange right is to be exercised as described under “Specific Terms of the Notes—Exchange right,” in the pricing supplement no. 309 dated October 16, 2008 relating to Registration Statement No. 333-140456. Terms not defined in this notice shall have their respective meanings as described in the pricing supplement.
     Please date and acknowledge receipt of this Official Notice of Exchange in the place provided below, and fax a copy to the fax number indicated. Eksportfinans ASA will then deliver on the exchange settlement date a cash payment equal to final parity calculated on the determination date, in accordance with the terms of the notes as described in the pricing supplement.
     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the notes to be exchanged (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its notes) and (ii) it will cause the principal amount of notes to be exchanged to be transferred to the registrar and paying agent on the exchange settlement date.

A-1

Very truly yours,

Name of Beneficial Owner

By:

Name

Title and / or Organization

Fax No. / Direct No.

$
Principal amount of notes to be surrendered

Please specify: Exchange notice date
Receipt of the above
Official Notice of Exchange is hereby acknowledged.
EKSPORTFINANS ASA, as Issuer
WACHOVIA CAPITAL MARKETS, LLC,
as calculation agent

By:
Name:

Title:
     Date and time of acknowledgement:

A-2